Exhibit 10.11

[Date]

[Name]

[Address]

RE:                           Letter Agreement dated [Date]; Restricted Stock Unit Award [Number];

Grant of Restricted Stock Units (the “Agreement” or the “Letter Agreement”)

Dear [Name]:

On behalf of First Midwest Bancorp, Inc. (the “Company”), I am pleased to advise you that on [Date] (the “Date of Grant”), and pursuant to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, as amended (the “Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of the Company approved a grant to you of an award of restricted stock units (the “Award”).  The Award provides you with the opportunity to earn [Number] shares of the Company’s common stock, $0.01 par value per share (“Common Stock”).

The Award is subject to the terms and conditions of the Plan, including any amendments thereto, which are incorporated herein by reference, and to the following provisions:

(1)                                 Award

The Company hereby grants to you an Award of [Number] Restricted Stock Units, subject to the vesting provisions of paragraph 2 and the other provisions of this Agreement and the Plan.  Each Restricted Stock Unit represents the right to receive one share of Common Stock on the vesting date (less any shares withheld in satisfaction of tax withholding obligations under paragraph 8, if any).  Such Restricted Stock Units are referred to in this Letter Agreement as the “Restricted Units.”  Restricted Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.  Within a reasonable time after the date of this Award, the Company shall establish an internal book entry account representing the Restricted Units effective as of the Date of Grant, provided that the Company shall retain control of such account until the Restricted Units have become vested in accordance with the Award.

(2)                                 Restrictions; Vesting

Except as otherwise provided in paragraphs (3) and (4) below, the Restricted Units shall vest and become payable in shares of Common Stock in accordance with paragraph (7) only if you continue in the employment of the Company or any of its subsidiaries up to the applicable vesting dates.  The Restricted Units will vest and become payable in shares of Common Stock as follows: (a) 50% will vest on [Date]; and (b) the remaining 50% of the Award will vest on [Date].

(3)                                 Termination of Employment

If your employment with the Company or any of its subsidiaries terminates prior to the full vesting of the Restricted Units due to your death, a Disability or your Retirement at or after your Normal Retirement Date, the Period of Restriction will automatically terminate, all restrictions on any unvested Restricted Units will lapse, such Restricted Units will become immediately vested and payable in full in shares of Common Stock in accordance with paragraph (7), subject to

This Letter Agreement constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

withholding under paragraph 8, and the dividends credited to you pursuant to paragraph 7 will become payable.  If your employment with the Company or any of its subsidiaries terminates for any other reason prior to the full vesting of the Restricted Units, all unvested Restricted Units and all dividends credited to you pursuant to paragraph 7 shall be immediately forfeited, and all of your rights hereunder shall terminate.  The determination of whether a termination of employment was for a “Disability” shall be determined in accordance with the Plan, unless you are a party to an employment agreement, in which case such determination under your employment agreement will control.

(4)                                 Merger, Consolidation or Change in Control

In the event and concurrently with the effectiveness of a Change in Control, the Period of Restriction will automatically terminate, all restrictions on any unvested Restricted Units will lapse and such Restricted Units shall become immediately vested and payable in full in shares of Common Stock in accordance with paragraph (7), subject to withholding under paragraph 8, and all cash dividends and cash distributions credited to you pursuant to paragraph 7 will become payable.

(5)                                 Non-Transferability

Subject to the terms of this Agreement, this Award is personal to you and, until vested and transferable hereunder, may not be sold, transferred, pledged, assigned or otherwise alienated, other than by will or by the laws of descent and distribution.

(6)                                 Securities Law Restrictions

You understand and acknowledge that applicable securities laws govern and may restrict your right to offer, sell, or otherwise dispose of any Common Stock received under the Award.

Executive Officers of the Company subject to the two (2) day reporting rules of Section 16(a) and short-swing profit recovery rules of Section 16(b) of the Securities Exchange Act of 1934 should consult the Company’s Corporate Secretary prior to selling any such shares.

Additional information regarding these rules can be found in the Plan’s “Summary Description” and the document entitled “General Information Regarding Restricted Share Grants”.

(7)                                 Stockholder Rights; Payment of Common Stock

Because this is an Award of Restricted Units and not actual shares of Common Stock, you will not have any rights of a stockholder with respect to the Restricted Units.  Upon the vesting of the Restricted Units in accordance with paragraph (2), (3) or (4), as applicable, the Restricted Units will be paid to you in shares of Common Stock.  Within a reasonable amount of time after the date that the Restricted Units shall vest under this Letter Agreement, the Company shall instruct its stock transfer agent to establish a book entry account for your benefit representing the shares of Common Stock issuable upon vesting of the Restricted Units.  Such shares of vested Common Stock shall be immediately freely transferable by you.

All cash dividends and cash distributions paid or made available with respect to the Common Stock during the period that the Restricted Units were unvested will also be paid or made available as if each Restricted Unit was a share of Common Stock, but such dividends and distributions shall be held by the Company and paid to you on the applicable vesting date for the Restricted Units.  The Restricted Units are not subject to or eligible for inclusion in the First

Midwest Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan.  Any change in the Common Stock during the Period of Restriction shall result in an adjustment to the Award in accordance with Section 5.4 of the Plan to prevent dilution or enlargement of rights under the Award.

(8)                                 Withholding

You shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Restricted Units, which is generally when payment of shares of Common Stock and accumulated cash dividends is made upon the vesting of the Restricted Units.  Payment of taxes shall be made by withholding from any payment of Common Stock shares having a value, and by withholding the necessary amount from any cash payment, equal to such minimum statutory withholding amount.  Shares withheld as payment of any required withholding shall be valued at Fair Market Value on the date such withholding obligation arises.

(9)                                 Tax Consequences

Information regarding federal tax consequences of the Award can be found in the Plan’s “Summary Description”.  You are strongly encouraged to contact your tax advisor regarding such tax consequences as they relate to you.

(10)                          Employment; Successors

Nothing herein confers any right or obligation on you to continue in the employment of the Company or any subsidiary or shall affect in any way your right or the right of the Company or any subsidiary, as the case may be, to terminate your employment at any time, subject to the terms of any employment agreement to which the Company and you may be parties.  Nothing herein shall create any right for you to receive, or any obligation on the part of the Company to grant to you, any future Awards under the Plan.  This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company.

(11)                          Conformity with Plan

(a)          The Award is intended to conform in all respects with the Plan.  Except as expressly set forth in this Letter Agreement, inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  By executing and returning the enclosed Confirmation of Acceptance of this Letter Agreement, you agree to be bound by all the terms hereof and of the Plan.  All capitalized terms used but not otherwise defined in this Letter Agreement shall have the same definitions stated in the Plan.

(b)          Any action taken or decision made by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Agreement or the Plan, shall lie within the Committee’s sole and absolute discretion, and shall be final, conclusive and binding on you and all persons claiming under or through you.  This Agreement shall be binding upon your heirs, executors, administrators and successors.

(c)           This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.

(12)                          Confidentiality and Restrictive Covenants.  You acknowledge and agree that this Award has been conditioned upon, and no Restricted Units shall become vested or transferable by you hereunder, unless you have executed a Confidentiality and Restrictive Covenants Agreement (the “CRCA”) and comply with its terms.

(13)                          Regulatory Requirements.  You also acknowledge and agree anything in this Award to the contrary notwithstanding, it is intended that, to the extent required, this Award and your receipt of Restricted Units, any Common Stock or any other amounts hereunder comply with the requirements of any legislative or regulatory limitations or requirements which are or may become applicable to the Company and this Award or payments made hereunder, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations issued thereunder (collectively, the “Regulatory Requirements”), which limitations or requirements may include, but not be limited to, provisions limiting, delaying or deferring the issuance of the Restricted Units or payments of Common Stock hereunder, requiring that the Company may recover (claw-back) incentive compensation in certain circumstances, and precluding incentive arrangements such as this Award that encourage unnecessary or excessive risks that threaten the value of the Company, in each case within the meaning of the Regulatory Requirements, and only to the extent applicable to the Company and this Award.  The application of this paragraph is intended to, and shall be interpreted, administered and construed to, cause this Award to comply with the Regulatory Requirements and, to the maximum extent consistent with this paragraph and the Regulatory Requirements, to permit the operation of this Award in accordance with the terms and conditions hereof before giving effect to the provisions of this paragraph or the Regulatory Requirements.

To confirm your understanding and acceptance of the Award granted to you by this Letter Agreement, please execute and return in the enclosed envelope the following enclosed documents:  (a) the “Beneficiary Designation Form” and (b) the Confirmation of Acceptance endorsement of this Letter Agreement.  The original copy of this Letter Agreement should be retained for your permanent records.

If you have any questions, please do not hesitate to contact the Equity Compensation Administrator of First Midwest Bancorp, Inc. at (630) 875-7542.

Very truly yours,

By:

Its:

First Midwest Bancorp, Inc.